EXHIBIT 3.1
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMVERSE, INC.

Pursuant to § 242 of the General Corporation Law
of the State of Delaware

Comverse, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:                      Article First of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is Xura, Inc. (hereinafter referred to as the “Corporation”).”

SECOND:                      The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:                      The foregoing amendment to the Amended and Restated Certificate of Incorporation shall be effective on September 9, 2015 at 12:01 a.m. (Eastern Time).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed this 3rd day of September, 2015.

COMVERSE, INC.

By:	/S/ Roy Luria
Roy Luria
Senior Vice President, General Counsel and Secretary